Exhibit 99.1

NHP Announces Pricing of

Public Offering of Preferred Stock

NEWPORT BEACH, California, June 29, 2004 – Nationwide Health Properties, Inc. (NYSE: NHP) today announced the offering of 1,000,000 shares of its 7.75% Series B Cumulative Convertible Preferred Stock, each with a liquidation preference of $100 per share. The offering is being made pursuant to a shelf registration statement that became effective on October 16, 2003. The preferred shares will be convertible into NHP common stock upon the occurrence of certain events at an initial conversion price of $22.74 per share. This represents approximately a 20% premium based on the closing price of $18.95 for NHP common stock on June 28, 2004. In addition, the Company will grant to the underwriters a 30-day option to purchase up to an additional 150,000 shares of the preferred stock to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering to pay down outstanding balances under its unsecured revolving bank line of credit.

J.P. Morgan Securities Inc. is acting as sole book-running manager for the offering. Banc of America Securities LLC, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are acting as co-managers for the offering.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A prospectus supplement related to this offering may be obtained from:

J.P. Morgan Securities Inc.

Distribution and Support Services

1 Chase Manhattan Plaza, Floor 5B

New York, NY 10081

Nationwide Health Properties, Inc. is a real estate investment trust that invests in senior housing and long-term care facilities. The Company and its joint venture have investments in 402 facilities in 39 states. For more information on Nationwide Health Properties, Inc., visit the Company’s website at www.nhp-reit.com.

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Certain information contained in this news release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this news release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and we assume no obligation to update such forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. See the risk factors described in our annual report on Form 10-K filed with the SEC on March 9, 2004.